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                                                                    EXHIBIT 3.37

                                                         ENDORSED
                                                          FILED
                                         in the office of the Secretary of State
                                                of the State of California

                                                       DEC 22 1993

                                            MARCH FONG EU, Secretary of State

                            ARTICLES OF INCORPORATION

                                       OF

                         BHC CEDAR VISTA HOSPITAL, INC.

         The undersigned person, having capacity to contract and acting as the incorporator of a corporation under Section 200 of the General Corporation Law of California adopts the following Articles of Incorporation for such corporation:

         1. The name of the corporation is BHC Cedar Vista Hospital, Inc. (the "Corporation").

         2. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         3. The name and address in the State of California of this corporation's initial agent for services of process is: Lynn M. Horton, 7171 North Cedar Avenue, Fresno, Fresno County, California 93710.

         4. The governing board of the Corporation shall be known as directors, and the number of directors shall be fixed by the bylaws.

         5. The maximum number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock. All of such shares shall be without par value.

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         6.       The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of California, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         7. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation law, subject only to the applicable limits set forth in Section 204 of the California General Corporation law with respect to actions for breach of duty to the corporation and its shareholders. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her from a company, the shares of which are owned in whole or in part by this Corporation, provided that any policy issued by such company is limited to the extent required by applicable law.

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         IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of
December, 1993.

                                                  /s/ William F. Carpenter, III
                                                  -----------------------------
                                                  William F. Carpenter, III
                                                  Incorporator

State of Tennessee
County of Davidson

         On this 16th day of December, 1993, before me, a Notary Public personally appeared William F. Carpenter, III who acknowledged that he executed the above instrument.

                                                       [ILLEGIBLE]
                                                       -------------------------
                                                       Notary Public

My Commission Expires:

      3/25/95

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